Exhibit 5.1

July 17, 2026

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as counsel for Energy Transfer LP, a Texas limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation and filing of the Post-Effective Amendment No. 1 to the registration statement on Form S-3, File No. 333-146300 (as amended or supplemented, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the selling unitholders named in the Registration Statement (the “Selling Unitholders”) of up to an aggregate of 66,625,600 common units representing limited partner interests in the Partnership (the “Common Units”).

We have also participated in the preparation of a Prospectus relating to the Common Units (the “Prospectus”), which is contained in the Registration Statement to which this opinion letter is an exhibit. This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the opinion expressed herein, we have examined, among other things, originals or copies, executed, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the exhibits thereto; (ii) the Prospectus; (iii) the organizational documents of the Partnership and LE GP, LLC, the general partner of the Partnership (the “General Partner”); (iv) certain resolutions adopted by the Board of Directors of the General Partner relating to the Registration Statement and the Prospectus and related matters; (v) the minutes and records of the corporate proceedings of the Partnership that have occurred prior to the date hereof with respect to the issuance of the Common Units, the Registration Statement, the Prospectus and related matters; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

We have also reviewed such questions of law as we have deemed necessary or appropriate. As to any facts material to our opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates from officers of the Partnership and other representatives of the Partnership, and upon certificates of public officials.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents

Vinson & Elkins LLP Attorneys at Law Austin Brussels Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	Texas Tower, 845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

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submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity (other than on behalf of the Partnership) any document reviewed by us had authority to sign in such capacity; (vi) the Registration Statement and any subsequent amendments (including additional post-effective amendments) will have become effective and comply with all applicable laws; (vii) the Partnership has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934; (viii) if applicable, one or more prospectus supplements or term sheets, as applicable, will have been prepared and filed with the Commission describing the Common Units offered thereby and will comply with all applicable laws; (ix) all Common Units will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus and any applicable prospectus supplement; and (x) a definitive purchase, underwriting or similar agreement with respect to any securities offered will, as applicable, have been duly authorized and validly executed and delivered by the Selling Unitholders and the other parties thereto. We express no opinion as to the requirements of or compliance with federal or state securities laws or regulations or as to the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Common Units are validly issued and, under the Texas Business Organizations Code (the “TBOC”), purchasers of the Common Units will have no obligation to make further payments for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

The opinion expressed in this letter is limited to the TBOC and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

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We disclaim any duty to advise you regarding any changes in, or otherwise communicate with you with respect to, the matters addressed herein.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.